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Exhibit 4.2

CONSENT OF KPMG LLP

July 28, 2008

        We hereby consent to the incorporation by reference in the Registration Statement on Form F-8 dated the date hereof relating to the registration of common shares and warrants to acquire common shares of Kinross Gold Corporation of our report to the shareholders of Kinross Gold Corporation on the consolidated balance sheets of Kinross Gold Corporation as at December 31, 2007 and December 31, 2006 and the consolidated statements of operations, cash flows, common shareholders' equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2007. Our report is dated March 27, 2008.

Sincerely,

/s/ KPMG LLP

KPMG LLP
Chartered Accountants, Licensed Public Accountants

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  Exhibit 4.2
CONSENT OF KPMG LLP